SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549



                                FORM 8-K

                             CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report: (Date of Earliest Event Reported):  December 19, 2001
                                                       (December 17, 2001)



                             CRIIMI MAE INC.
          (Exact name of registrant as specified in its charter)

      Maryland                    1-10360                      52-1622022
(State or other jurisdiction     (Commission                (I.R.S. Employer
  of incorporation)               File Number)              Identification No.)




                          11200 Rockville Pike
                       Rockville, Maryland  20852
  (Address of principal executive offices, including zip code, of Registrant)

                             (301) 816-2300
            (Registrant's telephone number, including area code)


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Item 5.  Other Events

     Attached as an exhibit to this Current Report on Form 8-K is a press release issued by the Company on December 17, 2001. The above referenced document is hereby incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         The following exhibit is filed as a part of this Current Report on Form 8-K:

(c)      Exhibit

         99.1     Press Release issued by CRIIMI MAE Inc. on December 17, 2001.


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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CRIIMI MAE Inc.



Dated: December 19, 2001                    /s/Cynthia O. Azzara
                                            -------------------------------
                                            Cynthia O. Azzara, Chief Financial
                                              Officer/Senior Vice President



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                                  EXHIBIT INDEX

Exhibit
No.                                         Description
--------------------------------------------------------------------------------

*99.1    Press Release issued by CRIIMI MAE Inc. on December 17, 2001.



*Filed herewith.


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EXHIBIT 99.1

CRIIMI MAE Cuts Master and Primary Servicing to Focus on Special Servicing

12/17/01

ROCKVILLE, MD, December 17, 2001 - Due in part to the current recession and an increase in specially serviced loans, CRIIMI MAE Inc. (NYSE:CMM) said it intends to increase its emphasis on loan management and special servicing within its mortgage servicing subsidiary, CRIIMI MAE Services Limited Partnership (CRIIMI MAE Services).

In connection with this strategy, CRIIMI MAE Services intends to sell its remaining master and primary servicing contracts related to commercial mortgage-backed securities (CMBS), transfer six employees to the special servicing department and reduce overhead by 34 employees, leaving a total of 71 employees in the servicing subsidiary.

CRIIMI MAE Services will seek to sell nine master servicing and primary servicing contracts, which cover CMBS having an unpaid principal balance of $2.1 billion. CRIIMI MAE Services will retain master and primary servicing on an insured mortgage securities portfolio of approximately $176 million and primary servicing on mezzanine loans totaling approximately $7 million.

"A top priority for the Company today is loan management and special servicing defaulted loans underlying our CMBS portfolio," said chairman William B. Dockser. "Master and primary servicing are less important to our overall business and are not profitable operations based on present volume. As a result, we have decided to cut master and primary servicing now, and seek to sell the related servicing contracts."

Mr. Dockser said, "Our special servicing department should be even stronger after this action, as we increase our focus on managing the risk of owning CMBS through loan surveillance and managing defaults."

CRIIMI MAE Services is named special servicer on $19.3 billion of commercial mortgage loans as of November 30, 2001. Specially serviced loans due to monetary default totaled $637 million at November 12, 2001. Of CRIIMI MAE Services' 71 employees, 22 are in the special servicing department. The balance of CRIIMI MAE Services' employees are primarily involved in loan management, including surveillance, financial analysis, site inspections, and borrower consents, modifications and assumptions. The parent company, CRIIMI MAE Inc., had no reductions in staffing and currently has 34 employees.

CRIIMI MAE Inc.'s assets totaled approximately $1.4 billion as of September 30, 2001, including approximately $1.2 billion of CMBS and insured mortgage securities, and $63.4 million of restricted and unrestricted cash (including amounts held by CRIIMI MAE Services).

For further information, shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media contact James Pastore at (202) 546-6451, e-mail pastore@ix.netcom.com
Note: Forward-looking statements contained in this release involve a variety of


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risks and uncertainties. Actual results could differ materially from those anticipated in forward-looking statements. These risks and uncertainties include the Company's ability to sell the nine master servicing and primary servicing contracts on terms that are acceptable to the Company and make appropriate reductions and increases in its servicing departments and that such actions will strengthen its mortgage servicing subsidiary; the Company's ability to make required payments on its secured borrowings and to refinance its secured borrowings on terms that are acceptable; the condition of the capital markets; the trends in the CMBS market; competitive pressures; the effect of future losses on the Company's need for liquidity; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets; the possibility that the Series F and Series G Preferred Stock will not eliminate any or all of the Company's 1998 and 1999 tax liability or satisfy its REIT distribution requirements; the ability of the Company to obtain capital which could be affected by, among other matters, the cost and availability of such capital, general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured borrowings (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under documents evidencing the Company's secured borrowings; the possibility that deferment of the payment of dividends on preferred stock will not improve the Company's ability to refinance its secured borrowings; and the outcome of litigation to which the Company is a party, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
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